Exhibit 99.1

AT THE COMPANY
Brenda Abuaf, Director of Shareholder Services

(800) 831-4826

CHARTERMAC TO HOST INVESTOR LUNCHEON

NEW YORK, NY – December 1, 2006 – CharterMac (the “Company”) (NYSE: CHC) will host an investor luncheon on Tuesday, December 5, 2006 from Noon to 2:00 p.m. EST in New York City. The luncheon will include presentations by Marc D. Schnitzer, Chief Executive Officer and President, and Robert L. Levy, Chief Financial Officer.

The audio portion of the event will be broadcast live over the Internet and can be accessed by all interested parties through CharterMac’s website, www.chartermac.com, in the "Investor Relations" section. To listen in live, please go to the company's "Investor Relations" section of the website at least 15 minutes prior to the start of the presentation to register and download any necessary audio software. For those who are not able to listen to the live broadcast, an audio and video replay will be available shortly after the conclusion of the event on CharterMac’s website.

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies. CharterMac offers capital solutions to developers and owners of properties throughout the country and quality real estate investment products to institutional and retail investors. For more information, please visit CharterMac's website at http://www.chartermac.com or contact the Investor Relations Department directly at 800-831-4826.

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Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission, and include, among others, adverse changes in the real estate markets including, among other things, competition with other companies; interest rate fluctuations; general economic and business conditions, which will, among other things, affect the availability and credit worthiness of prospective tenants, lease rents and the terms and availability of financing for properties financed by mortgage revenue bonds we own; environment/safety requirements; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; risk of default associated with the mortgage revenue bonds and other securities held by us or our subsidiaries;

risks associated with providing credit intermediation; risk of loss under mortgage banking loss sharing agreements; the risk that relationships with key investors and developers may not continue; our ability to generate fee income may not continue; and risks related to the form and structure of our financing arrangements. Such forward-looking statements speak only as of the date of this document. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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